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Exhibit 10.58

MODIFICATION TO
LOAN AND SECURITY AGREEMENT

        THIS MODIFICATION TO LOAN AND SECURITY AGREEMENT (the "Modification") is entered into as of June 5, 2002, by and between SILICON VALLEY BANK (the "Bank"), a California-chartered bank whose address is 3003 Tasman Drive, Santa Clara, California 95054, and SPECTRIAN CORPORATION, a Delaware Corporation (the "Borrower"), whose address is 350 W. Java Drive, Sunnyvale, California 94089 in reliance upon the following:

RECITALS

        A.    On or about December 1, 1997, the Borrower and the Bank entered into that certain Loan and Security Agreement, which was subsequently superceded and restated in full pursuant to an Amended and Restated Loan and Security Agreement dated August 9, 1999, and further modified by those certain Loan Modification Agreements dated May 28, 1999, November 24, 1999, January 31, 2000, May 2, 2000, August 15, 2000, April 16, 2001, May 23, 2001, and September 28, 2001 (the Amended and Restated Loan and Security Agreement and all Loan Modification Agreements collectively referred to herein as the "Loan Agreement"), pursuant to which the Bank made available to the Borrower a Committed Revolving Line (the "Revolving Line") in the principal amount of up to Ten Million Dollars ($10,000,000). Each capitalized term used in this Modification shall have the meaning accorded to it in the Loan Agreement unless it is otherwise defined herein.

        B.    The Borrower and the Bank hereby agree to amend the Loan Agreement further as follows, all subject to the terms and conditions of this Modification.

AGREEMENT

        NOW, THEREFORE, in reliance upon the foregoing and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1.    Modification of Certain Provisions.

            1.1    Amendment of Section 2.1.2 of the Loan Agreement.    Section 2.1.2 of the Loan Agreement is hereby amended and restated to read in full as follows:

        2.1.2    Letters of Credit.

          Bank will issue or have issued Letters of Credit, and Import, Export, or Standby Letters of Credit, for Borrower's account in an aggregate face amount not to exceed the Committed Revolving Line minus the sum of (i) the then-outstanding principal balance of the Advances, plus (ii) all amounts then outstanding under the Cash Management Services Sublimit plus (iii) the Foreign Exchange Sublimit; provided, however, that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may at no time exceed the Committed Revolving Line. Each Letter of Credit will have an expiry date of not later than 180 days after the Revolving Maturity Date, but Borrower's reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

            1.2    Amendment of Section 2.1.3 of the Loan Agreement.    Section 2.1.3 of the Loan Agreement is hereby amended and restated to read in full as follows:

        2.1.3    Foreign Exchange Sublimit.

          To the extent that the Foreign Exchange Sublimit (as calculated herein) is not exceeded, Borrower may enter into foreign exchange forward contracts with Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one Business Day after the contract date (the "FX Forward Contract"). The Foreign Exchange Sublimit (the "Foreign Exchange Sublimit") shall be an amount equal to 10% of the face amount of all outstanding FX Forward Contracts; provided, however, that at no time may the aggregate face amounts of all FX Forward Contracts exceed ten times the amount of the Foreign Exchange Sublimit, and the Foreign Exchange Sublimit may never exceed the Committed Revolving Line minus the sum of (i) the then- outstanding principal balance of the Advances, plus (ii) all amounts then outstanding under the Cash Management Services Sublimit plus (iii) the face amount of outstanding Letters of Credit. The aggregate amount of the Foreign Exchange Sublimit shall at all times reduce, on a dollar-for-dollar basis, the amount otherwise available to be borrowed under the Committed Revolving Line. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

            1.3    Addition of New Section 2.1.4 to the Loan Agreement.    Section 2.1.4 is hereby added to the Loan Agreement to read in full as follows:

        2.1.4    Cash Management Services Sublimit.

          Borrower may use up to $10,000,000 of the amounts available under Section 2.1.1(a) (the "Cash Management Services Sublimit") for Bank's Cash Management Services, which may include merchant services, business credit card, automated clearing house transactions, and controlled disbursement accounts identified in various cash management services agreements related to such services (the "Cash Management Services"). All amounts at any one time outstanding under the Cash Management Services Sublimit will reduce, on a dollar-for-dollar basis, the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower, and any amounts that are not promptly repaid by Borrower, for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances. Borrower agrees to execute any further documentation in connection with the Cash Management Services as Bank may request.

            1.4    Amendment of Section 6.7(i) of the Loan Agreement.    Clause (i) of Section 6.7 of the Loan Agreement is hereby amended and restated to read in full as follows:

          (i)    Quick Ratio.    A ratio of Quick Assets plus marketable securities to Current Liabilities of at least 2.50 to 1.00.

            1.5    Amendment and Restatement of Section 6.7(iii) of the Loan Agreement.    Clause (iii) of Section 6.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following new clause (iii):

          (iii)    Minimum Balance Sheet Cash.    Borrower shall at all times maintain at least Sixty Five Million Dollars ($65,000,000) in cash and marketable securities on its balance sheet, determined in accordance with GAAP.

            1.6    Amendment of Section 7.3 of the Loan Agreement.    Loan Agreement Section 7.3 entitled "Mergers or Acquisitions" (referenced incorrectly in that certain Loan Modification Agreement dated May 28, 1999 as Section 6.3) is hereby amended and restated to read in full as follows:

        7.3    Mergers or Acquisitions.

          Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for (i) such transactions that do not involve an amount that in the aggregate exceeds Seventy Five Million Dollars ($75,000,000) through the Revolving Maturity Date; (ii) without the prior consent of the Bank

  (which consent may be granted or withheld in the Bank's sole discretion), an acquisition for more than Twenty Million Dollars ($20,000,000) in cash through the Revolving Maturity Date; or (iii) being acquired by REMEC Corp and upon the consummation of such acquisition the Borrower is a wholly-owned subsidiary of REMEC Corp.; provided, however, that in each of the foregoing situations an Event of Default has not occurred and is continuing or would exist after giving effect to such action.

            1.7    Modification of Section 13.1 of the Loan Agreement.    The following defined term under Section 13.1 is hereby amended to read in full as follows:

            "Revolving Maturity Date" is June 4, 2003.

          2.    Reaffirmation of Obligation to Repay.    The Borrower acknowledges that the Loan Documents fully and accurately reflects and constitutes the valid and enforceable obligations of the Borrower to the Bank, and the Borrower remains fully obligated to perform all covenants thereunder and has no defenses to or offsets against such obligations.

          3.    Conditions to Effectiveness.    The following conditions must be satisfied in full, or waived in writing by the Bank, before this Modification shall be effective and the Bank shall become obligated hereunder.

            3.1.    Execution and Delivery of Documents.    The Borrower shall have executed and delivered to the Bank this Modification, and the Bank shall have received any and all other instruments and documents contemplated hereby or otherwise reasonably requested by the Bank, all in form and substance acceptable to the Bank.

            3.2    Representations and Warranties; No Default.    The representations and warranties of the Borrower as set forth in the Loan Agreement shall be true and correct as of the date on which this Modification becomes effective, and no Event of Default shall have occurred and be continuing as of such date without cure.

            3.3    Payment of Fees.    Borrower shall have paid a loan fee in an amount equal to Twenty-five Thousand Dollars ($25,000), plus all Bank Expenses incurred in entering into this Modification.

          4.    Continued Full Force and Effect.    Except to the extent expressly amended hereby, all of the terms and provisions of the Loan Agreement shall remain in full force and effect, and the lien in favor of the Bank in the Collateral shall be and remain a fully perfected senior lien upon all of the Collateral pursuant to the terms of the Loan Agreement, it being the intent of the parties that nothing herein shall affect or impair the Bank's rights or remedies under the Loan Agreement or its lien upon the Collateral. Henceforth, the term "Loan Agreement" shall be deemed to mean the Loan Agreement as modified and supplemented by the terms of this Modification, and any default of the Borrower hereunder shall constitute an Event of Default under the Loan Agreement.

          5.    General Provisions.

            5.1    Choice of Law and Venue.    This Modification shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law, and any action or proceeding arising out of this Modification shall be commenced in the Superior Court of the State of California for the County of Santa Clara, or in the District Court of the United States in the Northern District of California.

            5.2    WAIVER OF JURY TRIAL.    EACH OF THE BORROWER, ON THE ONE HAND, AND THE BANK, ON THE OTHER HAND, WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS MODIFICATION, THE LOAN AGREEMENT OR ANY CONTEMPLATED TRANSACTION,

    INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS MODIFICATION. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL AND UNDERSTANDS THE RAMIFICATIONS THEREOF.

            5.3    Entire Agreement.    This Modification and the Loan Agreement, together with all of the instruments and documents delivered in connection herewith and therewith, constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersede all prior negotiations, understandings and agreements between the parties with respect to such transactions.

            5.4    Counterparts.    This Modification may be executed and delivered in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

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            5.5    Time of the Essence.    Time is of the essence in the performance by each party of its obligations hereunder and the satisfaction of all conditions specified herein.

        IN WITNESS WHEREOF, each of the parties hereto ahs caused its duly authorized representative to execute this Modification as of the date first set forth above.

BORROWER:		BANK:
SPECTRIAN CORPORATION, a Delaware corporation		SILICON VALLEY BANK, a California-chartered bank
By:	/s/ MICHAEL D. ANGEL	By:	/s/ BRADFORD H. LEAHY
Name:	Michael D. Angel	Name:	Bradford H. Leahy
Title:	Chief Financial Officer	Title:	Vice President

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  Exhibit 10.58
MODIFICATION TO LOAN AND SECURITY AGREEMENT